EXECUTION VERSION

Mutual General Release and Waiver
THIS MUTUAL GENERAL RELEASE AND WAIVER (this “Release”) is entered into effective as of August 12, 2014, by Joseph M. Fortunato (the “Executive”) in favor of GNC Acquisition Holdings, Inc. (“Holdings”) and General Nutrition Centers, Inc. (“Centers,” and together with Holdings, referred to herein as “GNC”), and, as of the Release Effective Date (as defined below), by GNC in favor of the Executive and the Releasors (as defined below).
1.    Confirmation of Termination. The Executive’s employment with Centers is terminated as of August 4, 2014 (the “Termination Date”). The Executive acknowledges that the Termination Date is the termination date of his employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through Centers. The Executive acknowledges and agrees that Centers shall not have any obligation to rehire the Executive, nor shall GNC have any obligation to consider him for employment, after the Termination Date. The Executive agrees that he will not seek employment with GNC at any time in the future.
2.    Resignation. Effective as of the Termination Date, the Executive hereby resigns as an officer and director of Holdings, Centers and any of their Affiliates (as defined in the Amended and Restated Employment Agreement, dated as of March 7, 2011, by and among Centers, Holdings and the Executive (the “Employment Agreement”)) and from any such positions held with any other entities at the direction of, or as a result of the Executive’s affiliation with, GNC or any of its Affiliates. The Executive agrees to promptly execute and deliver such other documents as GNC shall reasonably request to evidence such resignations. In addition, the Executive hereby agrees and acknowledges that the Termination Date shall be date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, GNC or any of its Affiliates.
3.    Termination Benefits. Assuming that the Executive executes this Release and does not revoke it within the time specified in Section 11 below, then, subject to Section 10 below, the Executive will be entitled to the payments and benefits (subject to taxes and all applicable withholding requirements) set forth under Section 4.3(d) of the Employment Agreement, the amounts of which, and the timing of payment of which, are (notwithstanding any provision of the Employment Agreement to the contrary) in all events as set forth in the attached Exhibit A to this Release (the “Termination Benefits”).
4.    General Release and Waiver. In consideration of the Termination Benefits, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits (a) GNC, and any Company Party (as defined in the Employment Agreement) and all of their respective past, present, and future subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present, and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, legal representatives and employees, acting on behalf of GNC or any Company Party, and (b) Ares, Ares Management, Inc., Ares Management

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EXECUTION VERSION

LLC and OTPP and their respective affiliates and any of their successors and assigns or assets, and any of their present, and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, legal representatives and employees, acting on behalf of any of them (each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date of this Release and any and all liability which any such Releasee may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Equal Pay Act, as amended, the Immigration Reform and Control Act of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law), the Sarbanes-Oxley Act of 2002, as amended, the Pennsylvania Human Relations Act, as amended, the Pennsylvania Equal Pay Law, as amended, or any other Federal, state, or local law and any workers’ compensation or disability claims under any such laws. This Release is for any and all claims arising from or relating to the Executive’s employment relationship with Centers and his service relationship as an officer or director of Centers or Holdings, or as a result of the termination of such relationships. The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim he believes he may have against any Releasee. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This Release shall not apply to the obligation of Centers to provide the Executive with the Termination Benefits and any provision relating thereto under the Employment Agreement (except to the extent expressly modified as set forth in Exhibit A to this Release) or to the Executive’s rights in his capacity as a stockholder of Holdings or to indemnification pursuant to any provisions of Centers’, Holdings’, or any Company Party’s certificate of incorporation, bylaws, or other governing documents, any contract, or any directors and officers liability insurance policies maintained by or for the benefit of any of the foregoing.
5.    Continuing Covenants. The Executive acknowledges and agrees that he remains subject to the provisions of Sections 5 and 7.1 of the Employment Agreement, which remain in full force and effect for the periods set forth therein.
6.    No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by GNC or any of its Affiliates.

EXECUTION VERSION

7.    GNC Release.     In consideration of the Executive’s execution and non-revocation of this Release, and for other good and valuable consideration, receipt of which is hereby acknowledged, and subject to the execution, without revocation by the Executive, of this Release in accordance with the terms of this Release, effective as of the Release Effective Date, GNC agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge the Releasors with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law in law, for, upon, or by reason of, any matter, course or thing whatsoever from the beginning of the world until the date of execution of this Release relating to the Executive’s employment with GNC; provided, however, that nothing herein shall release the Executive from: (a) the obligations or restrictions arising under or referred to in the Employment Agreement and/or the Equity Incentive Plan (as defined in the Employment Agreement) or impair the right or ability of GNC to enforce such obligations and/or restrictions in accordance with the terms thereof; (b) claims against the Executive involving fraud or willful malfeasance, and (c) claims for which the Executive would not be indemnified under applicable law, any provisions of Centers’, Holdings’, or any Company Party’s certificate of incorporation, bylaws, or other governing documents, any contract, or any directors and officers liability insurance policies maintained by or for the benefit of any of the foregoing.
8.    Heirs and Assigns. The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.
9.    Miscellaneous. This Release will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. The parties acknowledge and agree that this Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below).
10.    Knowing and Voluntary Waiver. The Executive acknowledges that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least twenty-one (21) days; (c) is hereby advised by GNC in writing to consult with an attorney of his choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven (7) days in which to revoke this Release (as described

EXECUTION VERSION

in Section 10) after signing it and (g) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.
11.    Effective Time of Release. The Executive may accept this Release by signing it and returning it to the Company, care of Michael J. Segal, Esq., Wachtell, Lipton, Rosen & Katz at 51 West 52nd Street, New York, NY 10019, within twenty-one (21) days of his receipt of the same, which receipt occurred on August 4, 2014. After executing this Release, the Executive will have seven (7) days (the “Revocation Period”) to revoke this Release by indicating his desire to do so in writing delivered to Michael J. Segal at the address above (or by electronic mail delivery in “pdf” form to: MJSegal@wlrk.com or by fax at (212) 403-2345) by no later than 5:00 p.m. EST on the seventh (7th) day after the date the Executive signs this Release. The effective date of this Release shall be the eighth (8th) day after the Executive signs this Release (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Release or exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Termination Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees that he will immediately reimburse Centers for the amounts of such payment.

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[REMAINDER OF PAGE INTENTIONALLY BANK.
SIGNATURES ARE ON THE FOLLOWING PAGE.]

EXECUTION VERSION

IN WITNESS WHEREOF, the Executive has duly executed this Release as of the date first set forth above.

EXECUTIVE: _/s/ Joseph M. Fortunato______
Joseph M. Fortunato

IN WITNESS WHEREOF, GNC has duly executed this Release as of the Release Effective Date.

GENERAL NUTRITION CENTERS, INC.

By:     /s/ Gerald J. Stubenhofer, Jr.
Title: Senior Vice President, Chief Legal Officer and Corporate Secretary

GNC HOLDINGS, INC.

By:     /s/ Gerald J. Stubenhofer, Jr.
Title: Senior Vice President, Chief Legal Officer and Corporate Secretary

EXECUTION VERSION

Exhibit A

Termination Benefits

Accrued Obligations: unpaid base salary, plus a lump sum payment for any unused vacation, plus reimbursement for expenses incurred through the Termination Date, payable on the Release Effective Date.
Lump Sum Severance Payment: two (2) times the sum of the Executive’s (x) current annual base salary ($1,100,000) and (y) average annual bonus paid or payable with respect to the Company’s most recent three (3) fiscal years ($1,269,601), payable on the Release Effective Date. Total payment amount:
$4,739,202.
Reimbursement of COBRA (Health Insurance) Premiums: The Company will be responsible for or reimburse the Executive for each month of COBRA premium cost paid by the Executive during the COBRA period.
Accelerated Vesting of Stock Options and Restricted Stock: Vesting of all unvested Holdings stock options and restricted stock that the Executive holds as of the Termination Date, to the extent that such awards would have become vested within the following 24 months if the Executive had remained employed. Below please find a summary of all vested and outstanding stock options held by the Executive on the Termination Date, and those unvested stock options and restricted stock awards that become vested upon the effectiveness of the Release.

Form of Equity Incentive Award	Date of Grant of Equity Incentive Award	Number of Shares of Company Stock Subject to Vested Equity Incentive Award Agreements as of July 22, 2014	Number of Shares of Company Stock Subject to Equity Incentive Awards that become Vested pursuant to Employment Agreement on Effective Date of Release	Per Share Exercise Price (Options Only) on Separation Date ($)
Restricted Stock	December 12, 2011	0	10,570
Options	March 31, 2011	62,500	62,500	$16.00
Options	March 31, 2011	156,496	62,500	$24.00
Options	December 12, 2011	72,954	109,430	$27.70
Options	November 5, 2012	18,784	56, 350	$36.16

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